Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces 2005 Third Quarter and Nine

Month Financial Results

Philadelphia, PA – November 9, 2005 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the third quarter and nine months ended September 30, 2005.

Third Quarter Results

Net sales in the third quarter grew to $259.0 million, a 15.4% increase over the $224.5 million reported for the 2004 third quarter. The growth reflects the pass through of increased resin prices and increased shipments of both conventional and custom products in the United States. The increased net sales were partially offset by previously agreed to price reductions implemented to extend key long-term contracts and meet competitive pricing.

Third quarter gross profit increased to $13.8 million compared to $13.0 million in last year’s third quarter. The improvement reflects a positive mix shift to custom products and increased operating efficiencies in U.S. plants that resulted from higher production of domestic units. The increased gross profit was partially offset by previously agreed to price concessions implemented to extend key contracts and meet competitive pricing and increased transportation and utility costs.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We continue to be pleased with the manufacturing performance of our domestic operations and are seeing the benefits of our increased sales of custom products. With custom volume growth in excess of 25% in the third quarter, we have continued our expansion in custom PET where pricing and contract terms support new business growth. In the domestic conventional industry, persistent margin compression has stalled capacity growth, resulting in supply shortages. As we approach contract renewals, our objective is to implement a structure of sustainable prices and terms under which we would be willing to commit our capacity.”

Mr. Hoffman continued, “As for our European business, we are disappointed with profit performance, which has been impacted by soft consumer demand and productivity issues in our U.K. facility. However, we remain focused on improving the financial results of this business through improved pricing, cost reductions and better overall operating performance.”

Operating expenses (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense, net) were $8.4 million compared to $8.6 million for the same period last year. The reduced operating expenses primarily reflect lower Sarbanes Oxley compliance costs. The Company recorded a $1.2 million gain in the third quarter of 2004 related to a licensing agreement which was recorded as other income, net.

Interest expense in the third quarter was $9.8 million compared to $10.0 million in the prior year period. The decrease reflects a lower effective interest rate resulting from the February 2005 refinancing.

The Company recorded a non-cash asset impairment charge of $22.2 million ($19.9 million, net of tax, or $1.63 per diluted share) in the third quarter related to the write-down of certain long-lived European assets as a result of reduced operating profits in the United Kingdom and Holland.

The Company reported a third quarter net loss of $23.5 million, or $1.93 per diluted share, compared to a net loss of $5.5 million, or $0.45 per diluted share, in the 2004 third quarter. Excluding the non-cash asset impairment charge, the third quarter net loss would have been $3.6 million, or $0.30 per diluted share.

Adjusted EBITDA in the third quarter was $17.6 million compared to $18.3 million reported for the third quarter of last year. This decrease in adjusted EBITDA primarily reflects the reduced profitability in Europe.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. Adjusted EBITDA is presented in this earnings release because management believes that it is of interest to the Company’s investors and lenders in relation to the Company’s revolving loan facility. The Company’s revolving loan facility adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with a financial covenant in the revolving loan facility. For the 2005 third quarter, these adjustments included add-backs of $23.2 million which consists primarily of the European asset impairment charge. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. A reconciliation of adjusted EBITDA to net loss is included in the attached unaudited consolidated statements of operations.

Nine Month Results

For the first nine months of 2005, net sales rose 16.1% to $745.7 million over the $642.4 million reported for the same period last year. The growth resulted from the pass-through of increased resin prices, increased shipments of both conventional and custom products in the United States and favorable foreign currency translation. The increase was reduced in part by previously agreed to price reductions implemented to extend key long-term contracts and meet competitive pricing as well as reduced volumes in certain European markets.

Gross profit for the first nine months of 2005 was $30.7 million compared to $36.2 million for the first nine months of last year. The reduced gross profit resulted from previously agreed to price concessions implemented to extend key contracts and meet competitive pricing, lower volumes in Europe and increased costs related to transportation and utilities. These items were partially offset by increased operating margins in U.S. plants that resulted from higher domestic unit sales and a positive mix shift toward higher margin custom products.

Operating expenses for the nine month period were $23.9 million compared to $24.3 million for the same period last year. This decrease resulted from the combination of several factors including a reduction in Sarbanes Oxley expenses. This reduction was offset by increased research and development expenses in the first nine months of 2005 and other expenses, net. In the 2004 first quarter, the Company incurred a charge for an insurance deductible related to a warehouse fire in the United Kingdom. In the third quarter of 2004, the Company recorded a $1.2 million gain related to a licensing agreement which was recorded as other income, net.

Interest expense for the nine month period decreased $1.2 million to $28.8 million as compared to the first nine months of 2004. The decrease reflects a lower effective interest rate resulting from the February 2005 refinancing.

The Company reported a net loss of $51.2 million, or $4.22 per diluted share, compared to a net loss of $18.3 million, or $1.52 per diluted share, in the first nine months of last year. The 2005 net loss includes the non-cash asset impairment charge mentioned above and a $10.0 million loss associated with the Company’s February refinancing. Excluding the asset impairment charge and loss on refinancing, the net loss for the first nine months of 2005 was $21.3 million, or $1.76 per dilute share.

Adjusted EBITDA for the first nine months of 2005 was $44.1 million compared to $52.6 million in the first nine months of 2004. This decrease in adjusted EBITDA primarily reflects the contractual price reductions and reduced European profitability. For the nine months ending September 30, 2005, adjustments to EBITDA for certain non-cash accruals included add-backs of $35.7 million, primarily related to the $22.2 million asset impairment charge and the $10.0 million loss associated with the Company’s February refinancing.

Conference Call, Web Cast Information

The Company will hold a conference call on Wednesday, November 9, 2005, at 9:00 a.m. ET to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are: (800) 361-0912 (domestic callers) or (913) 981-5559 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET Wednesday, November 9, 2005 through midnight on Wednesday, November 16, 2005 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode, 6194580 or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to expand sales of custom products and to improve the operating performance of its European business. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net customer sales	$257,832	$223,311	$742,256	$638,830
Net sales to affiliates	1,211	1,219	3,424	3,522

Net sales	259,043	224,530	745,680	642,352

Cost of products sold, excluding depreciation	233,872	198,482	680,957	566,932
Depreciation	11,325	13,095	34,057	39,172

Gross profit	13,846	12,953	30,666	36,248

Selling and administrative expense	6,373	7,428	17,512	19,685
Research and technology expense	1,614	1,535	4,660	4,052
Write off deferred financing costs and other fees	—	—	10,025	—
Interest expense	9,784	10,002	28,821	29,972
Asset impairment	22,200	—	22,200	—
Foreign exchange adjustments	(73)	96	1,003	503
Provision for restructuring	60	—	170	—
Other expense/(income), net	508	(502)	750	11

Loss before taxes and minority interest	(26,620)	(5,606)	(54,475)	(17,975)

(Provision) benefit for income taxes	3,167	132	3,292	(316)
Minority interest	(14)	—	(33)	19

Net loss	$(23,467)	$(5,474)	$(51,216)	$(18,272)

Per common share data:

Basic
Net loss	$(1.93)	$(0.45)	$(4.22)	$(1.52)

Diluted
Net loss	$(1.93)	$(0.45)	$(4.22)	$(1.52)

Weighted average common shares outstanding:
Basic shares	12,157	12,036	12,135	12,009
Diluted shares	12,157	12,036	12,135	12,009

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(23,467)	$(5,474)	$(51,216)	$(18,272)
Add back:
Interest expense	9,784	10,002	28,821	29,972
Taxes	(3,167)	(132)	(3,292)	316
Depreciation	11,325	13,095	34,057	39,172

EBITDA	(5,525)	17,491	8,370	51,188
Other adjustments under Credit Agreement	23,154	780	35,736	1,448

Adjusted EBITDA	$17,629	$18,271	$44,106	$52,636

SELECTED BALANCE SHEET DATA

9/30/2005
Cash and cash equivalents	$8,087
Debt:
Senior Revolving Credit	3,658
Senior Secured Floating Rate Notes	220,000
Senior Subordinated Debt	175,000
Other	1,525